Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR FISCAL 2007 RESULTS

TRINITY, North Carolina (January 31, 2008) — Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its fourth quarter and full fiscal year 2007.  The fiscal year ended December 2, 2007 was a 53-week year compared to a 52-week fiscal year 2006.

“In 2007 we executed well on key strategies which we believe are going to be critical to our ongoing success, including driving unit volume and protecting valuable real estate on our retailers’ floors,”   said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “However, it was a challenging year for Sealy as our fiscal 2007 financial results did not meet our expectations.  The difficult consumer spending environment combined with rising commodity cost pressures is expected to continue for the next few quarters.  While we cannot control these external forces, we will begin to roll out our exciting new Sealy Posturepedic platform, implement significant changes within the Sealy organization to improve costs, and intensify our marketing strategy to support the new Posturepedic positioning of ‘No Tossing and Turning Caused by Pressure Points’.”

Fiscal 2007 Fourth Quarter Results

Net sales for the fourth quarter ended December 2, 2007 increased 11.6% to $441.3 million from $395.3 million for the comparable period a year earlier on unit volume growth of 20.1%, partially offset by a 7.0% decrease in average unit selling price (AUSP).  The extra week in fiscal 2007 compared to fiscal 2006 contributed net sales of $32.3 million.

Domestic net sales increased $26.8 million, or 9.4%, to $311.4 million on a 12.5% increase in unit volume, partially offset by a 2.8% decrease in AUSP. The extra week in fiscal 2007 contributed approximately $26.2 million of net sales.  The Company experienced strong performance in its Sealy Posturepedic Reserve beds along with its visco and latex specialty bedding products. The decrease in AUSP is primarily due to an increase in the share of sales coming from the Sealy Posturepedic Reserve beds and pricing actions taken in the first quarter of the year on Sealy Posturepedic TrueForm beds.  The Company implemented a pricing increase after its fiscal year end which is expected to begin to positively impact AUSP in the first quarter of fiscal 2008 and mitigate the impact of raw material cost pressures.

International net sales increased $19.2 million, or 17.3%, to $129.9 million. Excluding the effects of foreign currency fluctuation, net sales grew 7.2% in the quarter. The increase internationally represents a 33.8% increase in unit volume, partially offset by a decrease in AUSP. The changes in volume and AUSP were a result of increased sales of lower priced OEM products in Europe as well as select pricing actions in Canada.  Mexico, Canada and Argentina continued to experience strong net sales growth and to increase market share.

Fourth quarter gross profit was $179.9 million, compared to $177.5 million in the prior year fourth quarter.  The extra week in fiscal 2007 compared to fiscal 2006 contributed gross profit of $13.1 million. As a percentage of net sales, gross profit was 40.8% compared to 44.9% in the fourth quarter of fiscal 2006. The decline in gross profit as a percentage of net sales was driven primarily by the addition of over $7.3 million of flame retardant materials to the Company’s products in the U.S. compared to the prior year, as well as by the above mentioned product mix and price changes.   The U.S. results for fourth quarter 2006 also included a $5.7 million benefit from a reduction in workers’ compensation reserves, while 2007 fourth quarter results include only a $0.9 million benefit.  On a per unit basis, material costs for the fourth quarter of fiscal 2007 increased a net 6.1% in the U.S. compared to the fourth quarter of fiscal 2006.  Partially offsetting the above factors were continued improvements in manufacturing efficiencies, including improved labor productivity and yields on raw materials.

Net income for the fourth quarter of 2007 was $17.1 million or $0.18 per fully diluted share, compared to $21.5 million or $0.22 per fully diluted share, for the comparable period a year ago. Fourth quarter 2007 diluted earnings per share includes a $0.03 income tax benefit from the release of $2.5 million of valuation allowances for Mexican deferred tax assets, offset by a $0.03 write-down charge of $4.2 million related to customer bankruptcies.

Fiscal 2007 Full Year Results

Net sales for the fiscal year ended December 2, 2007 increased 7.5% to $1,702.1 million from $1,582.8 million for the comparable period a year earlier.  Gross profit for 2007 was $709.6 million, or 41.7% of net sales, versus $707.9 million, or 44.7% of net sales, for the comparable period a year earlier.  Net income for 2007 was $79.4 million versus net income of $74.0 million for the comparable period a year ago.  Fiscal year 2007 results include $26.4 million of incremental material costs to achieve compliance with the federal flammability standards that took effect on July 1, 2007, $6.4 million of additional national advertising costs, $6.2 million in charges related to customer bankruptcies and $3.9 million of expense associated with an organizational realignment in the United States. Fiscal year 2006 results include $34.2 million of charges related to the Company’s IPO, associated debt extinguishments and noncash compensation, partially offset by a reduction in charges of $5.7 million due to changes in estimates underlying the reserves for workers’ compensation claims.

The Company generated $94.4 million of cash flow from operations in fiscal 2007.  For the full fiscal year 2007, Sealy reduced its net debt by $7.8 million, purchased 1.1 million shares of its common stock for an aggregate cost of $16.3 million, and paid $27.4 million in cash dividends to stockholders.

Mr. McIlquham continued, “We have begun implementation of some key strategic initiatives that we believe are necessary to drive profitable growth in the current environment.  These include driving AUSP growth through new product mix and selective price increases, controlling our product launch costs, creating new advertising strategies for retail and our Sealy Posturepedic brand, expanding our latex production and product lines, achieving meaningful cost reductions in fixed operating expenses and infrastructure, and building on our strength in our international markets.  Our long-term outlook remains favorable with solid growth drivers, and we know that we must continue to invest and innovate to protect and strengthen Sealy’s leadership position in the industry for improved and sustainable results.”

Fourth quarter and full fiscal year 2007 results are preliminary and remain subject to completion of the audit being conducted by the Company’s independent public accountants.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. eastern time.  The call can be accessed live over the phone by dialing (800) 762-

8973, or for international callers, (480) 248-5081.  Participants should register at least 15 minutes prior to the commencement of the call.

Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

A replay will be available one hour after the call and can be accessed by dialing (800) 406-7325, or for international callers, (303) 590-3030.  The passcode for the replay is 3833273.  The replay will be available until February 7, 2008.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of approximately $1.7 billion in 2007. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited - Preliminary results)

	December 2,	November 26,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$14,607	$45,620
Accounts receivable, net of allowances for bad debts, cash discounts and returns	208,821	193,838
Inventories	73,682	66,126
Assets held for sale	—	2,338
Prepaid expenses and other current assets	26,497	24,710
Deferred income taxes	20,087	12,627
	343,694	345,259
Property, plant and equipment - at cost	442,306	397,167
Less accumulated depreciation	(198,434)	(178,957)
	243,872	218,210
Other assets:
Goodwill	395,460	388,204
Other intangibles, net of accumulated amortization	8,866	13,026
Debt issuance costs, net, and other assets	33,187	38,033
	437,513	439,263
	$1,025,079	$1,002,732

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$36,433	$18,282
Accounts payable	135,352	118,885
Accrued incentives and advertising	47,754	40,578
Accrued compensation	32,422	35,484
Accrued interest	16,526	17,286
Other accrued expenses	53,398	57,669
	321,885	288,184
Long-term obligations, net of current portion	757,322	814,236
Other noncurrent liabilities	50,814	42,688
Deferred income taxes	8,295	10,199

Common stock and options subject to redemption	16,156	20,263

Stockholders’ deficit:
Common stock	902	904
Additional paid-in capital	654,626	664,609
Accumulated deficit	(794,160)	(846,144)
Accumulated other comprehensive income	9,239	7,793
	(129,393)	(172,838)
	$1,025,079	$1,002,732

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	December 2,	November 26,
	2007	2006

Net sales	$441,290	$395,272
Cost of goods sold	261,360	217,812

Gross profit	179,930	177,460

Selling, general and administrative expenses	143,066	125,692
Amortization of intangibles	872	5,308
Royalty income, net of royalty expense	(5,088)	(7,630)

Income from operations	41,080	54,090

Interest expense	16,906	19,351
Debt extinguishment and refinancing expenses	973	37
Other income, net	(137)	(109)

Income before income tax expense	23,338	34,811
Income tax expense	6,203	13,310
Net income	$17,135	$21,501

Earnings per common share—Basic	$0.19	$0.24

Earning per common share—Diluted	$0.18	$0.22
Weighted average number of common shares outstanding:
Basic	90,940	90,983
Diluted	95,652	96,715

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Year Ended
	December 2,	November 26,
	2007	2006

Net sales	$1,702,065	$1,582,843
Cost of goods sold	992,455	874,927

Gross profit	709,610	707,916

Selling, general and administrative expenses	545,608	499,614
Expenses associated with intial public offering of common stock	—	28,510
Amortization of intangibles	3,356	5,707
Royalty income, net of royalty expense	(18,562)	(18,855)

Income from operations	179,208	192,940

Interest expense	63,976	71,961
Debt extinguishment and refinancing expenses	1,222	9,899
Other income, net	(421)	(750)

Income before income tax expense	114,431	111,830
Income tax expense	35,058	37,576

Income before cumulative effect of change in accounting principle	79,373	74,254
Cumulative effect of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	—	287
Net income	$79,373	$73,967

Earnings per common share—Basic
Income before cumulative effect of change in accounting principle	$0.87	$0.89
Cumulative effect of a change in accounting principle	—	—
Earnings per common share—Basic	$0.87	$0.89
Earnings per common share—Diluted
Income before cumulative effect of change in accounting principle	$0.82	$0.83
Cumulative effect of a change in accounting principle	—	—
Earning per common share—Diluted	$0.82	$0.83
Weighted average number of common shares outstanding:
Basic	91,299	83,622
Diluted	96,337	89,558

SEALY CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited - Preliminary results)

	Year Ended
	December 2,	November 26,
	2007	2006
Cash flows from operating activities:
Net income	$79,373	$73,967
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,493	30,185
Deferred income taxes	(5,207)	2,037
Non-cash interest expense:
Senior Subordinated PIK Notes	—	3,348
Amortization of debt issuance costs and other	(469)	1,511
Stock-based compensation	2,891	2,658
Excess tax benefits from share-based payment arrangements	(6,585)	—
(Gain) loss on sale of assets	(1,695)	478
Write-off of debt issuance costs related to debt extinguishments	1,770	6,302
Cumulative effect of accounting change	—	478
Other, net	5,980	(13,914)
Changes in operating assets and liabilities:
Accounts receivable	(5,285)	(15,133)
Inventories	(5,456)	(3,297)
Prepaid expenses and other current assets	(2,251)	(5,557)
Accounts payable	13,243	(6,088)
Accrued expenses	(8,597)	(6,570)
Other liabilities	(3,823)	(12,180)
Net cash provided by (used in) operating activities	94,382	58,225
Cash flows from investing activities:
Purchase of property, plant and equipment	(42,434)	(30,872)
Proceeds from sale of property, plant and equipment	5,065	535
Net cash used in investing activities	(37,369)	(30,337)
Cash flows from financing activities:
Proceeds from initial public offering of common stock, net of underwriting discount and other direct costs of $24,489	—	295,348
Cash dividends	(27,389)	(138,648)
Repayments of long-term obligations, including discounts taken of $460 in 2007 and premiums paid of $2,703 in 2006	(79,202)	(611,614)
Borrowings under new credit facility	—	440,000
Borrowings under revolving credit facilities	233,990	172,181
Repayments under revolving credit facilities	(206,643)	(177,155)
Repurchase of common stock	(16,253)	—
Exercise of employee stock options, including related excess tax benefits	7,166	2,559
Other	2,113	(1,609)
Net cash (used in) provided by financing activities	(86,218)	(18,938)
Effect of exchange rate changes on cash	(1,808)	116
Change in cash and cash equivalents	(31,013)	9,066
Cash and cash equivalents:
Beginning of period	45,620	36,554
End of period	$14,607	$45,620

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA: (Unaudited — Preliminary Results)

	Three Months Ended:		Twelve Months Ended:
	December 2,	November 26,	December 2,	November 26,
	2007	2006	2007	2006
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Income before cumulative effect of change
in accounting principle	$17,135	$21,501	$79,373	$74,254
Interest expense	16,906	19,351	63,976	71,961
Income taxes	6,203	13,310	35,058	37,576
Depreciation and amortization	7,429	13,560	30,493	30,185

EBITDA	47,673	67,722	208,900	213,976
Management fees to KKR			—	721
Unusual and nonrecurring losses:
IPO expenses	—	—	—	28,510
Workers compensation change in estimate	—	(4,489)	—	(4,489)
Debt extinguishment or refinancing charges	—	37	—	9,899
North American realignment	624	—	3,898	—
Other (various) (a)	2,247	(2,801)	4,048	1,648

Adjusted EBITDA	$50,544	$60,469	$216,846	$250,265

(a)  Consists of various immaterial adjustments

The following table reconciles EBITDA to cash flow from operations: (Unaudited — Preliminary Results)

	Year Ended:	Year Ended:
	December 2, 2007	November 26, 2006
	(in thousands)	(in thousands)
EBITDA	$208,900	$213,976
Adjustments to EBITDA to arrive at cash flow
from operations:
Cumulative effect of a change in accounting principle	—	287
Interest expense	(63,976)	(71,961)
Income taxes	(35,058)	(37,576)
Non-cash charges against (credits to) net income:
Deferred income taxes	(5,207)	2,037
Non-cash interest expense	(469)	4,859
Other, net	2,361	(4,572)
Changes in operating assets & liabilities	(12,169)	(48,825)

Cash flow from operations	$94,382	$58,225